Exhibit 99.1

Vantage Drilling International Strengthens Relationship with ADES Group Through Sale of Three Jack-up Rigs and Pursuing Global Strategic Alliance; Tungsten Explorer Returns to Work in Egypt through Existing Joint Venture

HOUSTON, TX, RIYAD, SAUDI ARABIA, December 21, 2021 – Vantage Drilling International (“Vantage”), announces today that its board of directors has ratified and approved the entry into that certain Share Purchase Agreement (the “Agreement”) by one of its directly-held subsidiaries, Vantage Holdings International (“VHI”), with ADES Arabia Holding (“ADES Arabia”), the parent company of ADES International Holding, a PIF portfolio company and a leading offshore and onshore provider of oil and gas drilling and production services in the Middle East and North Africa (“ADES”), pursuant to which VHI has agreed to sell to ADES Arabia all of the issued and outstanding equity of VHI’s wholly-owned subsidiary, Emerald Driller Company (“EDC”) for a purchase price of US$170,000,000 in cash subject to certain adjustments. EDC is the owner of the Emerald Driller jackup rig, which is operating in Qatar, and will own prior to the closing of the sale transaction the Sapphire Driller jackup rig and the Aquamarine Driller jackup rig and their respective drilling contracts, which are expected to commence operations in Qatar in the first and second quarter of 2022, respectively. In addition, at the closing of the transaction, subsidiaries of Vantage and ADES agreed to enter into a support services agreement, pursuant to which a subsidiary of Vantage will provide support services to ADES in respect of the three rigs operating in Qatar for three years.

In addition, Vantage and ADES also announced they entered into an agreement to pursue a global strategic alliance leveraging the new support services agreement and their existing joint venture in Egypt. Pursuant to this agreement, the parties agreed to collaborate on exploring future commercial and operational opportunities. Finally, Vantage announced that the Tungsten Explorer returned to work for a client offshore of Egypt through Vantage’s joint venture with ADES. The term of the drilling contract is 150 days.

Ihab Toma, Vantage’s Chief Executive Officer, commented, “We are very pleased to have entered into a new global strategic alliance agreement with ADES, leveraging our history of collaboration in Egypt and expanding it to the Qatari operations. The new transaction will strengthen our balance sheet and will provide Vantage with important financial flexibility. The sale of this business does not end our involvement in Qatar with these rigs as we will continue to support the operations of the three rigs for three years. The support services agreement is a testament to the confidence that ADES places in the Vantage management platform as a springboard for ADES’ international expansion. We are excited to continue to leverage our management platform to bring first-class operational performance and efficiency to our clients and partners.”

Mr. Toma further stated, “Our relationship with ADES began in 2017 when we entered into a joint venture capitalizing on Vantage’s modern fleet and deepwater drilling experience and ADES’s experience, expertise and leadership position in Egypt. The joint venture enabled ADES to gain experience in the deepwater drilling space and paved the way for Vantage to access the attractive Mediterranean Basin. Since that time, ADES has grown substantially, with ADES now employing more than 3,500 personnel, and owning a fleet of 55 rigs. I am delighted that the companies are taking their relationship to the next level, allowing the parties to collaborate across markets beyond Egypt to achieve further efficiencies and to leverage the parties’ operational expertise and financial strength. The success of the companies’ relationship is evidenced by Vantage’s announcement that the Tungsten Explorer has returned to work in Egypt. We are delighted to work with ADES through our joint venture and continuing to provide industry leading service for our clients.”

Dr. Mohamed Farouk, Chief Executive Officer of ADES stated, “We are delighted to enter into this transaction with Vantage. By adding the Qatari operations to our portfolio, ADES continues to execute on our strategy of strong and disciplined growth, expanding our meaningful presence in the region while adding the highest caliber of international and national oil companies to our client base. As we continue to leverage on our strong track record of previous acquisitions and successful integrations, it is worth noting that this transaction comes as a natural expansion in our core GCC market and paves the way for other future opportunities in the region and globally, which comes perfectly in line with the company’s long-term vision of becoming a leading global operator. Thanks to the transaction we will be able to add 3 additional premium Jackup rigs to our fleet, including all the crew and staff which further solidifies and strengthens our existing unique workforce. This transaction exemplifies the continued trust between our two companies, and as we work together in Qatar and in Egypt, I am excited about other potential opportunities for cooperation.”

Perella Weinberg Partners LP is acting as financial advisor to Vantage, and Wikborg Rein LLP is acting as legal advisor to Vantage.

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of two ultra-deepwater drillships, and five premium jackup drilling rigs (prior to the contemplated sale). Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and gas companies. Vantage also markets, operates and provides management services in respect of, drilling units owned by others. www.vantagedrilling.com

ADES Group extends oil and gas drilling and production services through ADES entities and is a leading service provider in the Middle East and Africa, offering onshore and offshore contract drilling as well as workover and production services. With approximately 4,000 employees serving our clients, including major national oil companies (“NOCs”) such as Saudi Aramco, Kuwait Oil Company as well as joint ventures of NOCs with global majors, including BP and Eni. While maintaining a superior health, safety and environmental record, the ADES Group currently has a fleet of thirty-six onshore drilling rigs, 17 jack-up offshore drilling rigs, a jack-up barge, and a mobile offshore production unit (“MOPU”), which includes a floating storage and offloading unit. For more information, visit investors.adihgroup.com.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings that it may be required to make, or may otherwise voluntarily make, with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer & General Counsel

Vantage Drilling International

(281) 404-4700

Hussein Badawy

Chief Financial Officer

ADES International Holding

ir@adesgroup.com